Exhibit 99.1

Company Contact:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR DELAYS FILING FORM 10-Q AND RECEIVES NOTICE FROM NASDAQ AS EXPECTED
SAN JOSE, Calif., November 15, 2006 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that, as expected, the Company has not yet completed the restatement of its financial statements required due to the retroactive pricing of certain stock options, and therefore the Company was unable to file its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 by the required filing date of November 14, 2006. As a result, the Company received an Additional Nasdaq Staff Determination notice indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) and that this non-compliance will serve as an additional basis for delisting the Company’s securities from the Nasdaq Global Select Market. The notice, which the Company expected, was issued in accordance with standard Nasdaq procedures. The Company has already appealed the previous Nasdaq Staff Determination and appeared in a hearing before the Nasdaq Listing Qualifications Panel on October 26, 2006. No decision has yet been rendered by the Panel. Pending the Panel’s decision, the Company’s shares will continue to be listed on the NASDAQ Global Select Market.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at
http://www.kla-tencor.com
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